Exhibit 10.18

CONFIDENTIAL PROVISIONS REDACTED

CLINICAL DRUG SUBSTANCE SUPPLY AGREEMENT

by and between

GMN, INC.

and

PDL BIOPHARMA, INC.

CONFIDENTIAL TREATMENT REQUESTED

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	SUPPLY	5

3.	PURCHASE AND DELIVERY	7

4.	STANDARD OF PERFORMANCE, TECHNICAL INFORMATION, SPECIFICATIONS	9

5.	QUALITY CONTROL, ACCEPTANCE AND REJECTION, FAILURE TO SUPPLY	9

6.	FACILITIES AND INSPECTIONS	12

7.	PRICING	13

8.	SAFETY, ADVERSE EVENT REPORTING, RECALLS AND REGULATORY MATTERS	15

9.	INTELLECTUAL PROPERTY	16

10.	REPRESENTATIONS, WARRANTIES AND OTHER MATTERS	16

11.	CONFIDENTIAL INFORMATION	17

12.	INDEMNIFICATION	19

13.	TERM AND TERMINATION	20

14.	LIMITATION OF LIABILITY	21

15.	DISPUTE RESOLUTION	22

16.	MISCELLANEOUS	23

i

CLINICAL DRUG SUBSTANCE SUPPLY AGREEMENT

THIS CLINICAL DRUG SUBSTANCE SUPPLY AGREEMENT (this “Agreement”) is effective as of the Effective Date (as defined below) and is by and between GMN, Inc., a Delaware corporation and a wholly owned subsidiary of Genmab A/S, a corporation organized under the laws of Denmark, having its principal place of business at 9450 Winnetka Avenue N, Brooklyn Park, MN (“GMN”) and PDL BioPharma, Inc., a corporation organized under the laws of Delaware, having its principal place of business at 1400 Seaport Boulevard, Redwood City, CA  94063 (“PDL”).

RECITALS

WHEREAS, the parties have entered into that certain Asset Purchase Agreement dated as of February 21, 2008 (the “Purchase Agreement”) relating to the purchase by GMN of PDL’s manufacturing assets and facilities in Minnesota, including the Facilities (as defined herein); and

WHEREAS, the Purchase Agreement contemplates that the parties shall enter into this Agreement to provide, among other things, for the supply of the Products (as defined below) by GMN to PDL for the purposes of the conduct of clinical trials by PDL.

AGREEMENT

NOW, THEREFORE, for and in consideration of the above-described recitals, the mutual promises and covenants of the parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto (the “Parties”), intending to be legally bound, enter into the agreements contained herein.

1.                                      DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Act” shall mean the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, as they may be amended or supplemented from time to time, or an equivalent application under any successor laws or regulations.

“Adverse Event” shall mean any untoward medical occurrence in a patient or clinical investigation subject temporally associated with the use of a Product whether or not considered related to the Product.

“Affiliate” shall mean, with respect to either Party, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Party.  For the purposes of this definition, the term “control”, as applied to any person or entity, means the ownership or control, directly or indirectly, of more than the lesser of (a) fifty percent (50%) or (b) the maximum percentage allowed by law in the country of the controlled person or entity, of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority giving the Party the power to direct or cause the direction of the management and policies of the person or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the person or other entity; provided that such person or entity shall be considered an “Affiliate” only during the time that such “control” exists.

“Agreement” shall have the meaning set forth in the Preamble.

“Batch Records” shall mean the documentation of all steps related to the manufacture of a Product.  The documentation includes but is not limited to records of the dispensing, weighing, mixing, and processing of a Product, the release documents of the Raw Materials used in the manufacture of a Product and the Product release testing documentation.

“Claim” shall mean any charge, allegation, notice, civil, criminal or administrative claim, demand, complaint, cause of action, suit, proceeding, arbitration, hearing or investigation.

“Commercially Reasonable Efforts” shall mean that level of effort as is customary in the specialty biotechnology pharmaceutical industry for carrying out a particular task or obligation in relation to the manufacture of antibody products for clinical trials in accordance with GMP.

“Dispute” shall have the meaning set forth in Section 15.1.

“Drug Master File” or “DMF” shall mean the drug master file for a Product and the drug master file(s) for any excipients for that Product held by a Raw Materials manufacturer filed with the FDA (if any) as of the Effective Date in accordance with 21 CFR (chapter 314.420), and as subsequently supplemented from time to time.

“Engineering Runs” shall have the meaning set forth in Section 2.9.

“Effective Date” shall mean the date upon which the Closing (as that term is defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement shall have been consummated.

“EMEA” shall mean the European Medicines Agency and any successor agencies.

“Facility” shall mean the Brooklyn Park biologic manufacturing facility located at 9450 Winnetka Avenue N, Brooklyn Park, MN acquired by GMN from PDL pursuant to the Purchase Agreement.

“FDA” shall mean the U.S. Food and Drug Administration of the U.S. Department of Health and Human Services and any successor agencies.

“Force Majeure Event” shall mean any cause or contingency beyond a Party’s reasonable control, including, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods or storms.

“Fully Burdened Cost” shall mean: in connection with the manufacture, testing and storage of any Product, or in connection with the performance or provision of a service hereunder, all costs (full cost) incurred by GMN, including, without limitation, labor, material costs, allocable amortization and depreciation, product quality assurance/control costs, allocable facilities costs (e.g. sewer, water, property taxes), insurance and other support costs borne by GMN.  In order to minimize large swings in the overhead allocation based on production volume, overhead allocations shall be made on the basis of a practical plant capacity of [****]* for the Transition Product, the Initial Purchase Order, the Second Purchase Order and the Third Purchase Order, respectively, and [****]* for the Engineering Runs,

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

adjusted for changeovers in production.  All allocable costs shall be allocated on a percentage of effort basis.  Direct costs (e.g. materials and production labor) will be based on actual costs incurred for each production run and will include any variances from the production standard.  Such Fully Burdened Cost calculations shall be evidenced by reasonably detailed supporting documentation and shall be prepared consistently from period to period.

“GMP” shall mean (a) “current Good Manufacturing Practices” or “cGMP” as specified at 21 Code of Federal Regulations (CFR) (chapters 210 and 211) as amended from time-to-time, and (b) “Good Manufacturing Practices” or “EU GMP” as specified in the EU Guidelines to Good Manufacturing Practice: Medicinal Products for Human or Veterinary Use, as amended from time-to-time.

“GMN Indemnitee” shall have the meaning set forth in Section 12.2.

“Indemnifying Party” shall have the meaning set forth in Section 12.3.

“Indemnitee” shall have the meaning set forth in Section 12.3.

“Initial Term” shall mean the twenty-four (24) months immediately following the Effective Date.

“Initial Purchase Order” shall have the meaning set forth in Section 3.1.1.

“Intellectual Property Rights” shall mean patents, trade marks, service marks, rights (registered or unregistered) in any designs, applications for any of the foregoing, trade or business names, copyright (including rights in computer software) and topography rights, know-how, secret formulae and processes, and other proprietary knowledge and information; internet domain names, rights protecting goodwill and reputation, database rights and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world and all rights under licences and consents in respect of any of the rights and forms of protection mentioned in this definition.

“Law” shall mean any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental authority, including a Regulatory Authority, as in effect on the Effective Date or adopted thereafter which are applicable to a Party’s activities hereunder, including the Act.

“Out of Freeze Date” shall mean the date on which [****]*.

“Party” shall have the meaning set forth in the Preamble.

“PDL Indemnitee” shall have the meaning set forth in Section 12.1.

“PDL-Provided Material” shall have the meaning set forth in Section 2.6.

“Preliminary Purchase Price” shall mean the estimated purchase price for a batch of Product.  The Preliminary Purchase Price for the Initial Purchase Order, the Second Purchase Order and the Third Purchase Order is set forth in Annex E hereto.  After the Initial Term and for any purchase order during

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the Initial Term other than the Initial Purchase Order, the Second Purchase Order and the Third Purchase Order, the Preliminary Purchase Price shall be renegotiated by the parties in good faith on an annual basis during the Term hereof.  The parties shall agree on, and shall enter into a written amendment to this Agreement setting forth, the new Preliminary Purchase Price no later than [****]* prior to the end of each year.

“Products” shall mean the humanized antibody products set forth on Annex A hereto each as drug substance and each in the same form as manufactured immediately before the Effective Date by PDL at the Facility, and each as intended to be used by PDL in clinical trials investigating the safety or efficacy of the aforementioned humanized antibody products, as Annex A may be amended from time to time by the prior written agreement of the Parties in accordance with Section 2.4.

“Raw Materials” shall mean, either individually or collectively as the context requires under this Agreement, all raw materials, including media, resins, stability pools and retains, excipients, components, work in progress, supplies and packing as indicated in the Specifications, which are utilized in the manufacture or filling of the Products, as applicable, other than the master cell banks and working cell banks for the Products.  PDL shall provide the master cell banks and/or working cell banks to GMN as described in Section 2.5.

“Recall” shall mean (i) a recall (as defined in 21 CFR (chapter 7)), field correction, clinical withdrawal, stock recovery, or other similar action with respect to a Product; and/or (ii) any decision by PDL not to sell or ship a Product to third parties which would have been subject to recall (as defined in 21 CFR (chapter 7)), field correction, clinical withdrawal, stock recovery, or other similar action if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances.

“Regulatory Approval” shall mean with respect to any Product, any approval required under the Act and any similar governmental approvals of any Regulatory Authority required to Exploit such Product.  For this purpose, “Exploit” shall mean to formulate, develop, seek Regulatory Approval for, make, have made, use, sell, have sold, offer for sale, market, promote, import, export, display, distribute, out-license or otherwise commercialize or dispose of.

“Regulatory Authority” shall mean the FDA, and any similar governmental authority, administrative agency or commission of any region, country, state, province, county, city or other political subdivision in the Territory, including, without limitation, the EMEA.

“Second Purchase Order” shall have the meaning set forth in Section 3.1.2.

“Seizure” shall mean any action by any Regulatory Authority or other government agency to detain or destroy a Product.

“Specifications” shall mean the specifications for each Product as set forth in Annex B, as such specifications may be changed from time to time by written agreement of the Parties as set forth in Section 5 below.

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 “Technical Agreement” shall mean a technical agreement regarding the quality and testing of Product between the Parties in substantially the form given in Annex D.

“Technical Information” shall mean all relevant information regarding the manufacture and testing of the Products (including the approved methods of manufacture and testing of the Products and information relating to Raw Materials), as applicable, provided by PDL to GMN and set out in Annex B as updated from time to time.

“Term” shall have the meaning set forth in Section 13.1.

“Territory” shall mean the world.

“Third Party” shall mean any person or entity other than GMN, PDL, or their respective Affiliates.

“Third Party Losses” shall mean all liabilities, losses and damages finally awarded to a Third Party by a court, arbitration tribunal or other entity of competent jurisdiction that result from any Claim made or brought against an Indemnitee by or on behalf of such Third Party. Third Party Losses shall include any reasonable direct out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by that Indemnitee while investigating or conducting the defense of such Third Party Claim, regardless whether such Claim is successful.

“Third Purchase Order” shall have the meaning set forth in Section 3.1.3.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Section” or “Annex” refer to the specified Section or Annex of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; (f) the term “including” means “including, without limitation”; (g) “days” refers to calendar days; and (h) the term “not to unreasonably withhold approval” and words of similar import includes not to unreasonably delay or condition such approval.  All references to “$” amounts hereunder shall be deemed to be United States Dollars, and all payments due hereunder shall be made in United States Dollars.

“[****]* Successful Batches” means, with respect to each Product, the manufacture at the Facility of [****]* batches of such Product that conform to the Specifications, whether manufactured by PDL prior to the Effective Date or by GMN on or after the Effective Date.

“Transition Product” shall have the meaning set forth in Section 2.8.

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

2.                                      SUPPLY

2.1           Clinical Supply Initial Term.  During the Initial Term of this Agreement GMN shall manufacture the Product at the Facility in accordance with this Agreement in order to supply PDL with Product to meet PDL’s requirements for its clinical development programs as specified in the Initial Purchase Order, the Second Purchase Order and the Third Purchase Order. Furthermore, PDL shall be entitled to purchase and GMN shall be obligated to supply during the Initial Term the number of batches of Product as set forth in Sections 3.1.1, 3.1.2 and 3.1.3.

2.2           Other Clinical Supply.  Supply of Product with an Out of Freeze Date outside the Initial Term or above the number of batches GMN has committed to during the Initial Term may be requested by PDL in accordance with the procedure in Section 3 during the Term of the Agreement. GMN shall use Commercially Reasonable Efforts to accommodate such request taking into account the then current operation of the Facility and GMN’s plans, but shall have no obligation to provide such additional supply of Product.

2.3           Adequate Reserves.  GMN shall maintain at all times during the Term an inventory of Raw Materials sufficient in GMN’s reasonable judgment to maintain continuity of supply of Product to PDL, based on the accepted purchase orders, provided that GMN shall use up the PDL-Provided Materials listed in Annex G.  All PDL-Provided Materials provided to GMN from PDL to perform GMN’s obligations under the Agreement shall be licensed or otherwise provided to GMN cost-free.

2.4           Amendments to Products.  During the Term, PDL may request the addition or substitution of additional humanized antibodies products to Annex A by written notice to GMN.  Upon receipt of such notice, GMN shall promptly consider such request in good faith and shall use Commercially Reasonable Efforts to accommodate such request taking into account the then current operation of the Facility and GMN’s plans, but shall have no obligation to amend Annex A as requested by PDL.  If the Parties agree to PDL’s request, they shall promptly agree in writing on an amendment to this Agreement setting forth pricing and such other commercially reasonable terms as are equitably required for GMN to manufacture the additional products pursuant to this Agreement.

2.5           Master Cell Banks/Working Cell Banks.  PDL shall deliver the master cell banks and/or working cell banks for the Products to GMN, [****]* for use by GMN in manufacturing the Product pursuant to this Agreement.  GMN shall maintain the master cell banks and working cell banks in accordance with written instructions provided by PDL, and shall return the master cell banks and working cell banks to PDL promptly after the termination of this Agreement.  The master cell banks and working cell banks shall remain the property of PDL at all times.

2.6           PDL-Provided Materials.  PDL shall deliver to GMN, [****]* the supplies of Raw Materials listed in Annex G hereto (the “PDL-Provided Materials”) solely for use by GMN in manufacturing the Products pursuant to this Agreement.  GMN shall return said PDL-Provided Materials to PDL promptly after the termination of this Agreement.  Such PDL-Provided Materials shall remain the property of PDL at all times.

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2.7           Batch Adjustments.  During the Initial Term, PDL shall have the right on not less than [****]* prior written notice to GMN, to adjust the batch sizes and number of batches between and among the Products set forth in Annex A, provided that the total number of [****]* batches for the applicable period remain unchanged.

2.8           Transition Product.  GMN acknowledges that prior to the Effective Date, PDL was in the process of manufacturing up to [****]* batches of [****]* at the Facility (the “WIP”).  Commencing on the Effective Date, GMN hereby agrees to complete the manufacture of the WIP at the Facility and deliver the completed Products (the “Transition Product”) to PDL in accordance with this Agreement.  Within [****]* after the Effective Date, the Parties shall conduct a mutual assessment of the manufacturing process completed by PDL as of the Effective Date as a percentage of the total manufacturing process, in order to determine the remaining percentage of the manufacturing process required to be carried out by GMN in order to complete the manufacture of each batch of the Transition Product (the “GMN Completion Percentage”).  The GMN Completion Percentage shall be used in determining the Preliminary Purchase Price for each batch of the Transition Product as set forth in Section 7.1.  Notwithstanding anything in this Agreement to the contrary, GMN shall have no liability to PDL for any non-conformance of the Transition Product to the Specifications, unless such non-conformance is due to the gross negligence or willful misconduct of GMN.

2.9           Engineering Runs.  PDL shall have the right to request that GMN manufacture at the Facility engineering runs of Product (“Engineering Runs”).  The Engineering Runs shall only be used for internal purposes.  All requests for Engineering Runs shall be subject to acceptance by GMN pursuant to Section 3.1.4 and 3.2.  GMN shall consider all such requests in good faith and shall use Commercially Reasonable Efforts to accommodate all such requests.

3.                                      PURCHASE AND DELIVERY

3.1           Purchase Orders

3.1.1        Initial Purchase Order.  On the Effective Date PDL shall place and GMN shall accept an initial purchase order covering PDL’s requirement for Product covering the period from the Effective Date through [****]*, which initial purchase order shall contain no fewer than [****]* batches of Product and no more than [****]* batches of Product (the “Initial Purchase Order”).

3.1.2        Second Purchase Order.  No later than [****]*, PDL shall place and GMN shall accept a second purchase order covering the period of from [****]* through [****]*, which purchase order shall contain no fewer than [****]* batches of Product and no more than [****]* batches of Product (the “Second Purchase Order”).

3.1.3        Third Purchase Order. No later than [****]*, PDL shall place and GMN shall accept a third purchase order covering the period of from [****]* through [****]*, which purchase order shall contain no fewer than [****]* batches of Product and no more than [****]* batches of Product (the

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“Third Purchase Order”); provided that the Second Purchase Order and the Third Purchase Order shall contain an aggregate minimum order of no fewer than [****]* batches of Product.

3.1.4        Other Purchase Orders.  PDL and/or its Affiliates may place one or more further purchase orders with GMN for Products for its clinical development programs.  Such purchase order shall be sent to GMN no later than [****]* before the Out of Freeze Date.

3.1.5        Contents of Purchase Orders.  Each purchase order under this Agreement shall as a minimum specify the number of batches and the estimated delivery dates for each Product ordered.  All purchase orders shall be in substantially the form mutatis mutandis as set out in Annex C as provided on the Effective Date.

3.2           Acceptance.  Within [****]* of receipt of a purchase order (other than the Initial Purchase Order, the Second Purchase Order and the Third Purchase Order) by GMN, GMN shall notify PDL in writing whether it intends to accept or reject such purchase order.

3.3           Terms of Agreement Govern.  No modification or amendment to this Agreement shall be effected by or result from the receipt, acceptance, signing or acknowledgement of a purchase order, quotations, invoices, shipping terms or other document submitted pursuant to this Agreement or any other document passing between the Parties which contains terms or conditions in addition to or inconsistent with the terms of this Agreement. The terms of this Agreement shall control and prevail and such additional or inconsistent terms are hereby expressly rejected.

3.4           Delivery

3.4.1        GMN shall deliver to PDL each order of Product, packed for shipment in accordance with the applicable purchase order, EXW (Incoterms 2000) at the Facility or at another location as otherwise agreed in writing.  Risk of loss and damage to each shipment of Product shall pass to PDL when the Product is [****]*, as specified in the accepted purchase order.  If PDL and/or its designee does not pick-up the Product on the delivery date GMN shall use Commercially Reasonable Efforts to ensure proper storage of such Product until such time as the Product is finally loaded by PDL or its designated carrier and PDL shall reimburse GMN the cost of the storage in accordance with Section 7. For the avoidance of doubt, [****]*.  Prior to shipment, all Products must be approved by GMN in accordance with its internal QA release process and each shipment of Product must be accompanied by a Certificate of Conformance confirming the same.

3.4.2        GMN shall ensure that Product is delivered to PDL by the date for delivery, as specified in the accepted purchase order or as subsequently revised by the parties in writing.  [****]*.

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3.4.3        Title to any Product shall not pass to PDL until payment in full of the relevant invoice issued by GMN in respect of such Product.

4.                                      STANDARD OF PERFORMANCE, TECHNICAL INFORMATION, SPECIFICATIONS

4.1           GMN Standard of Performance. During the Term GMN shall manufacture the Products at the Facility in accordance with the Technical Information and supply the Product in accordance with the purchase orders accepted under the terms of this Agreement. GMN shall adhere to GMP and applicable Laws but, except for the obligation to test in accordance with Section 5, GMN shall have no obligation and makes no warranty or representations with respect to the conformity with the Specifications of the Products and Raw Materials not provided by PDL, except to the extent that failure to meet the Specifications is due to the gross negligence or willful misconduct of GMN or, GMN’s failure to follow the procedures set forth in the Technical Information after [****]* Successful Batches, other than non-material deviations from the Technical Information.  [****]*.

4.2           Technical Information. PDL shall provide GMN with updates to Technical Information from time to time as they become available, and shall provide GMN with reasonable support with respect to such updates, [****]* if necessary.

4.3           Specifications. The Specification for each Product is set forth in Annex B based on PDL’s manufacture of the Products at the Facility prior to the Effective Date.  GMN makes no warranty or representations with respect to the Specifications or the Technical Information as received by GMN on the Effective Date.

4.4           Mandated Changes to Specifications.  If: (i) any Regulatory Authority having jurisdiction requires either Party to implement any changes to the Specifications; (ii) any changes to the Specifications are required in order to comply with changes to applicable Law; or (iii) any changes to the Specifications are required in order to obtain Regulatory Approval, the Parties shall use their Commercially Reasonable Efforts to agree upon amended Specifications accordingly. GMN shall promptly advise PDL as to any lead-time changes or other terms that may result from a change to the Specifications, including price adjustments necessary to enable GMN to recover costs it incurred for materials already purchased by GMN expressly for PDL and rendered unusable by PDL due to such a change.  PDL shall bear the costs incurred to generate and implement modified Specifications (including any modifications or changes to the equipment or processes involved in the manufacture of the Product).  If GMN is not able, using Commercially Reasonable Efforts, to change the Specifications as requested by PDL, then such inability shall be deemed to be a Force Majeure event affecting GMN.

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

5.                                      QUALITY CONTROL, ACCEPTANCE AND REJECTION, FAILURE TO SUPPLY

5.1           Batch Records.  GMN shall prepare and maintain Batch Records with respect to each production lot of Product, including information relating to the manufacturing, quality control testing and analysis in accordance with applicable Laws. Such Batch Records and all other records relating to production hereunder shall be retained by GMN in accordance with the Technical Agreement.  In addition, GMN shall make available such Batch Records, as well as updates to the validation package for Product, to PDL during any audit or site visit in accordance with Section 6.2.

5.2           Quality Control and Testing.  GMN shall conduct quality control testing of Product prior to release and delivery of the Product in accordance with quality control testing procedures identified in the applicable Specifications and the Technical Agreement or as required in order to comply with any GMPs and applicable Law,[****]*.

5.3           Stability Testing.  In accordance with Annex F, GMN shall conduct stability tests on the Products and on the other materials listed on Annex F (the “Additional Samples”).  [****]*.  In the event that any lot of Products fails stability testing, GMN and PDL shall jointly investigate the causes of such failure.  Upon request, GMN shall provide PDL any and all data and results in its possession relating to the stability testing.  GMN obligations under this paragraph shall survive any termination of this Agreement for a period of [****]* from [****]*.  During such survival period and for the Additional Samples during the Term of the Agreement, [****]*.

5.4           Acceptance Testing; Rejection.  PDL may inspect or cause to be inspected all shipments of Product supplied by GMN hereunder promptly after delivery of such shipment. Within [****]* after delivery of such shipment, PDL may reject any shipment or part thereof which fails to conform with the Specifications, provided the non-conformity is caused by the gross negligence or willful misconduct of GMN or, GMN’s failure to follow the procedures set forth in the Technical Information after [****]* Successful Batches, other than non-material deviations from the Technical Information.  If tests show that Products fail to meet Specifications and PDL believes this to be caused by the gross negligence or willful misconduct of GMN or, GMN’s failure to follow the procedures set forth in the Technical Information after [****]* Successful Batches, other than non-material deviations from the Technical Information, PDL shall provide GMN with a notice of the shipment or batch numbers of the rejected Product, together with notification as to the basis for the rejection and a secured representative sample of the rejected shipment.  If PDL does not provide GMN with such notice of rejection, upon the expiry of the applicable [****]* period, PDL shall be deemed to have accepted the shipment of Product.

5.5           Confirmation.  After its receipt of a notice of rejection and samples of the rejected shipment from PDL pursuant to Section 5.3 above, GMN shall have [****]* within which to re-test the rejected samples against appropriate retained samples, and to notify PDL whether it accepts PDL’s basis for rejection. PDL shall cooperate with GMN in determining whether such rejection was necessary or justified. Any Product that GMN agrees was defective or non-conforming at the time of delivery due to the gross negligence or

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willful misconduct of GMN or, GMN’s failure to follow the procedures set forth in the Technical Information after [****]* Successful Batches, other than non-material deviations from the Technical Information, shall be returned or destroyed by PDL in accordance with Section 5.5 in return for a refund or replacement in respect of such Product by GMN in accordance with Section 5.6.  If the Parties are unable to agree as to whether a shipment of Product or part thereof fails to meet Specifications, such Product in question shall be submitted to an independent quality control laboratory mutually agreed upon by the Parties.  The findings of such independent laboratory shall be binding upon the Parties.  The cost of the independent quality control laboratory shall be borne by the Party whose position is shown by such laboratory to have been incorrect.  If the laboratory agrees that the Product does not meet Specifications, the Product shall be returned or destroyed by PDL in accordance with Section 5.5 in return for a refund or replacement in respect of such Product by GMN in accordance with Section 5.6.

5.6           Return or Destruction of Rejected Product.  PDL shall not return or destroy any batch of Product until GMN has accepted PDL’s basis for rejection as set forth in Section 5.4 above.  Upon written authorization from GMN to do so, or if the independent lab described in 5.4 above agrees that the Product does not meet Specifications, PDL shall promptly destroy the rejected batch of Product, at GMN’s expense, and provide GMN with written certification of such destruction.  Upon receipt of GMN’s request for return, PDL shall promptly return the rejected batch of Product to GMN or its designee, at GMN’s expense.

5.7           Refund or Replacement of Rejected Product.  PDL shall be entitled, upon confirmation that (a) such Product failed to meet the applicable Specification and (b) that the non-conformity was caused by the gross negligence or willful misconduct of GMN or, GMN’s failure to follow the procedures set forth in the Technical Information after [****]* Successful Batches, other than non-material deviations from the Technical Information, to require GMN, at PDL’s discretion, either to refund the part of the purchase price paid relating to the rejected Product or to replace such rejected Product at no additional cost to PDL. If PDL elects replacement GMN shall then use its Commercially Reasonable Efforts to replace the rejected Product as soon as reasonably practicable after the rejection. For the avoidance of doubt, the foregoing shall represent PDL’s sole remedy in relation to the rejected Product, and GMN shall have no further obligations in respect of the rejected Product and the replacement thereof.

5.8           Replacement of Non-Conforming Product.  In the event that PDL requests GMN to replace a non-conforming batch of Product which is not rejected pursuant to Section 5.7, GMN shall investigate in good faith whether such request can be accommodated taking into account the then current operation of the Facility and GMN’s production plans, but shall have no obligation to provide such additional supply of Product.

5.8.1        In case GMN agrees to provide such additional supply of Product it shall be at PDL’s cost on the same terms as the original purchase order for the Product.  The price of the non-conforming batch of Product shall be borne by PDL based on [****]* of the actual costs incurred until the

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point of identified failure plus [****]*, plus in addition thereto [****]*, less any amounts paid by PDL pursuant to Section 7 with respect to such non-conforming batch.

5.8.2        In case GMN does not agree to provide such additional supply of Product, the price of the non-conforming batch of Product shall be borne by PDL based on [****]* plus [****]*, plus in addition thereto [****]*, less any amounts paid by PDL pursuant to Section 7 with respect to such non-conforming batch.

5.8.3        In case PDL does not request GMN to replace such Product, PDL shall pay to GMN [****]*.

5.9           Failure to Supply.  PDL shall not be entitled to cancel any unfulfilled part of a purchase order or to refuse to accept the Product on grounds of late performance, late delivery or failure to produce the estimated quantities (if any) of Product for delivery, provided, however, that the Parties shall negotiate in good faith in an attempt to resolve the issue in a commercially reasonable way (e.g. by rescheduling the delivery or discounting the purchase price).

6.                                      FACILITIES AND INSPECTIONS

6.1           Facilities and Inspections.

6.1.1        GMN shall permit PDL authorized representatives, during normal working hours and upon reasonable written notice to GMN to (a) inspect that portion of its facilities utilized and records maintained for the manufacture, preparation, processing, storage or quality control of any Product and (b) be on-site at GMN during the manufacture of Product.  PDL’s authorized representatives shall be accompanied by personnel of GMN at all times, shall be qualified to conduct such manufacturing audits or be present during manufacturing, and shall comply with all applicable rules and regulations relating to facility security, health and safety.  PDL shall ensure that such authorized representatives shall comply with the confidentiality provisions of this Agreement and shall conduct each manufacturing audit and site visit in such a manner as to not interfere with the normal and ordinary operation of GMN.  PDL acknowledges and agrees that it shall remain fully liable to GMN in respect of any negligent acts or omissions of its authorized representatives during the conduct of such audits or site visits.  PDL’s audit rights shall be limited as follows: (i) [****]* per year without cause, (ii) [****]* per batch of Products without cause, and (iii) [****]* audits per year for cause.

6.1.2     GMN shall make its facilities available for inspection by representatives of Regulatory Authorities in compliance with all applicable Laws.  GMN will, to the extent permitted by applicable Laws, promptly, and in any event within [****]*, notify PDL in writing of its receipt of any correspondence, notice or any other indication whatsoever of any FDA or other Regulatory Authority inspection, investigation or other inquiry, or other notice or communication from any Regulatory Authority of any type, that could reasonably be expected to affect the continuity of supply of Product to PDL hereunder in a material way.  Such notice shall include a copy of any related correspondence.  PDL

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shall have the right to be present at the inspection as permitted by applicable Law.  PDL’s representative shall not interact with the Regulatory Authorities during such inspection unless permitted by GMN.

7.                                      PRICING

7.1           Pricing.  The purchase price for Products (including Transition Products) shall equal [****]* of GMN’s Fully Burdened Costs therefor.  The Preliminary Purchase Price for the Initial Purchase Order, Second Purchase Order, Third Purchase Order and the Engineering Runs is set forth in Annex E.  The Preliminary Purchase Price for each batch of Transition Product shall be equal to the [****]*.  By way of example, but not by limitation, if the GMN Completion Percentage for a batch of Transition Product is [****]* percent [****]*, the Preliminary Purchase Price for that batch shall be US$[****]*.  All other services rendered by GMN to PDL under this Agreement or costs to be reimbursed, refunded or otherwise finally borne by PDL in accordance with this Agreement shall be paid by PDL at a price equal to [****]* of GMN’s Fully Burdened Costs therefore.

7.2           Invoicing; Payment.  GMN shall be entitled to invoice PDL for Product as follows:

•                  [****]* of the Preliminary Purchase Price at acceptance of the relevant purchase order, provided that the Preliminary Purchase Price for the Transition Product shall be paid within [****]* of the determination of the Completion Percentage pursuant to Section 2.8 ; and

•                  The balance of the Preliminary Purchase Price on acceptance of the Product covered by the relevant purchase order;

provided, however, that [****]* of the purchase price related to Raw Materials (unless such Raw Materials are provided by PDL [****]*) may in any event be invoiced [****]* before the anticipated Out of Freeze Date set forth in the accepted purchase order.

Furthermore, if for any reason, other than GMN’s gross negligence or willful misconduct or, GMN’s failure to follow the procedures set forth in the Technical Information after [****]* Successful Batches, other than non-material deviations from the Technical Information, PDL instructs GMN to cancel the manufacture of a batch under an accepted purchase order, GMN may invoice the full Preliminary Purchase Price at the date of such decision, which shall be non-refundable.

GMN shall prepare a final statement of the actual purchase price and send to PDL a final invoice or credit note, as applicable, with regard to the balance between the Preliminary Purchase Price and the final purchase price, provided that in no event shall the final purchase price exceed [****]* of GMN’s Fully Burdened Costs therefor.  GMN shall use Commercially Reasonable Efforts to send such final

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invoice or credit note to PDL within [****]*, but in no event later than [****]*, of PDL’s receipt of the final certificate of analysis for the applicable Product.  Such final invoice or credit note shall be accompanied by detailed supporting documentation setting forth the basis for the final invoice and reasonably acceptable to PDL.

With respect to other services to be rendered to PDL or costs to be reimbursed, refunded or otherwise finally borne by PDL, GMN shall be entitled to invoice PDL on [****]*. PDL shall pay, or cause to be paid, such invoice within [****]* after receipt of the invoice.

All invoices shall be sent to the address specified in the applicable purchase order.  PDL shall pay, or cause to be paid, all invoices within [****]* after receipt. Subject to Section 7.5 all payment by PDL shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

7.3           Currency; Late Payments.  All amounts due hereunder are stated in, and shall be paid in, U.S. dollars.  The rate of interest applicable to late payments is [****]*.  Interest due for late payments shall be calculated [****]*.

7.4           Books and Records.  GMN shall keep, and shall cause its Affiliates to keep, complete and accurate books of accounts of record in connection with its manufacture and supply of Product to permit verification of payments made and the obligations owed hereunder.  Such records shall be maintained for a period of at least (i) [****]* from the date on which they were generated; or (ii) as otherwise required by applicable Law, which ever is later.

7.5           Audit Rights.  PDL shall have the right to have an independent nationally-recognized accounting firm reasonably acceptable to GMN access the books and records of GMN and its Affiliates solely to the extent necessary to verify GMN’s Fully Burdened Cost described in Section 7.1.  Such audit shall be conducted upon at least [****]* advanced written notice to GMN and shall commence on a date reasonably acceptable to both Parties, not to be later than [****]* after PDL’s notice.  Such audit shall only be during GMN’s normal business hours.  Such audit shall not be more frequent than [****]*, may occur only with respect to the immediately preceding [****]*, may not audit less than [****]*, and may not be conducted more than [****]* with respect to any particular [****]*.  The auditing party shall be required to sign a confidentiality agreement for the benefit of, and in a form reasonably acceptable to, GMN and/or its Affiliates.  GMN shall be provided the opportunity to discuss any discrepancies found during such audit with the auditors prior to such auditor issuing its final report.  The final report shall be shared with both of the Parties, after PDL has reviewed and discussed the report with its accounting firm.  If any audit discloses any underpayments by PDL to GMN, then unless contested by PDL within [****]* after receipt of the necessary documentation of the amount owed, any underpayment shall be paid by PDL to GMN within [****]* of it being so disclosed.  If any audit discloses any overpayments by PDL to GMN, then unless contested by GMN within [****]* after receipt of the necessary documentation of the amount owed, PDL shall have the right to credit the amount of the

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overpayment together with any interest thereon calculated in accordance with Section 7.3, against subsequent payment due to GMN under this Agreement or have any such overpayment and interest refunded to it.  If any audit discloses any overcharges by GMN in excess of [****]*, GMN shall pay the costs of the accounting firm.

8.                                      SAFETY, ADVERSE EVENT REPORTING, RECALLS AND REGULATORY MATTERS

8.1           Drug Master Files.  GMN shall grant PDL a right of reference to their applicable Drug Master Files to the extent necessary to enable PDL to apply for, obtain and maintain Regulatory Approvals for any of the Products.  Such Drug Master Files shall be maintained by GMN with the FDA and any other applicable Regulatory Authorities during the Term consistent with applicable Law.

8.2           Material Safety; Facility Safety.  It is agreed that PDL shall have the responsibility to provide GMN with all information necessary for the manufacture of the Products, including all chemical or biological compositions thereof and the impact and interactions thereof on all other materials to be used in the manufacture of the Products as well as information regarding handling precautions, toxicity and hazards with respect to any of the Products and to promptly update this information during the Term of the Agreement if changes occur. If the provision of such information requires, in GMN’s reasonable opinion after good faith consultation with PDL, additional safety measures to be taken, including tests, PDL shall refund the GMN the reasonable cost hereof in accordance with Section 7.

8.3           Adverse Event Reporting.  The Parties shall comply with the provisions of the Technical Agreement in relation to pharmacovigilance and applicable Law as they relate to the reporting and investigation of any Adverse Event.

8.4           Product Recalls.

8.4.1        In the event that either Party believes it may be necessary to conduct a Recall of any Product, it shall notify the other Party thereof as soon as reasonably practicable, and the Parties shall promptly consult with each other as to how best to proceed and use Commercially Reasonable Efforts in assisting one another; it being understood and agreed that the final decision as to any Recall of any Product shall be made by PDL; provided that, neither Party shall be prohibited hereunder from taking any action that it is required to take by applicable Law. The Parties shall establish and maintain a system for implementing any such Recall and managing all related communication and/or correspondence with the relevant Regulatory Authorities.

8.4.2        To the extent any Recall or Seizure does not arise out of, or relate to, or occur as a direct result of any breach of any representation, warranty or covenant of GMN herein, or a breach of this Agreement by GMN, or the gross negligence or willful misconduct of GMN or, GMN’s failure to follow the procedures set forth in the Technical Information after [****]* Successful Batches, other than

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non-material deviations from the Technical Information, PDL shall reimburse GMN for its reasonable costs related thereto.  To the extent any Recall or Seizure arises out of, or relates to, or occurs as a direct result of any breach of any representation, warranty or covenant of GMN herein, or a breach of this Agreement by GMN, or the gross negligence or willful misconduct of GMN, or, GMN’s failure to follow the procedures set forth in the Technical Information after [****]* Successful Batches, other than non-material deviations from the Technical Information, GMN shall reimburse PDL for its reasonable costs related thereto.

9.                                      INTELLECTUAL PROPERTY

9.1           License to GMN.  PDL grants to GMN a [****]* license, [****]* under any and all Intellectual Property Rights owned or controlled by PDL necessary for GMN to fulfill its obligations under this Agreement, and for use by GMN only for that purpose.

9.2           Improvements.  GMN will disclose promptly to PDL any and all inventions, discoveries and improvements to PDL’s Intellectual Property Rights related to the Products and the manufacture thereof, including the Technical Information, whether or not patentable, conceived, made or reduced to practice by GMN in connection with this Agreement (the “Improvements”).  GMN shall be the sole owner of such Improvement, provided that GMN hereby irrevocably grants to PDL, its successors and assigns, a non-exclusive, perpetual, worldwide, irrevocable, fully-paid, royalty-free, sublicensable and assignable right and license to use and exploit the Improvements for any and all purposes.

10.                               REPRESENTATIONS, WARRANTIES AND OTHER MATTERS

10.1         Corporate Existence and Power.  Each Party represents and warrants to the other that: (a) it is and as of the Effective Date will be a corporation duly organized, validly existing and in good standing under the Laws of the state or jurisdiction in which it is incorporated or organized; and (b) it has and as of the Effective Date will have full power and authority and the legal right to own or license and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

10.2         Authority.  Each Party represents and warrants to the other that: (a) it has and as of the Effective Date will have the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has and as of the Effective Date will have taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms; (d) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with entry into this Agreement have been or as of the Effective Date will have been obtained; provided, however, that with respect to GMN it is understood and agreed that some of such consents, approvals and authorizations cannot reasonably have been obtained prior to the Effective Date and that with respect to such consents, GMN shall undertake Commercially Reasonable Efforts to obtain same; (e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and as of the Effective Date will not conflict with or violate any requirement of applicable Law or any provisions

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of such Party’s charter documents in any material way, and (ii) do not and as of the Effective Date will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

10.3         PDL’s Warranties.  PDL represents and warrants to GMN that:

10.3.1      GMN’s production of the Products in accordance with the Technical Information and the fulfillment of its other obligations as contemplated hereunder will not, to PDL’s knowledge, infringe the Intellectual Property Rights of any Third Party in the United States.

10.4         GMN’s Warranties.

GMN represents and warrants to PDL that:

10.4.1.     All Product sold to PDL hereunder shall be manufactured, tested, stored and handled in conformance with the Technical Information, GMP, this Agreement and all applicable Laws, provided, however, that GMN may rely on that PDL’s written instructions, including the procedures set out in the Technical Information, the Technical Agreement and the Specifications do not contravene GMP and applicable Law.

10.4.2      GMN represents and warrants that it is not, and that it shall not during the Term hereof use the services of any person or entity debarred or suspended under 21 U.S.C. §335a(a) or (b) in any capacity associated with or related to the manufacture of Products or any other services provided to PDL hereunder.  GMN further represents and warrants that it shall not during the Term hereof hire or retain as an officer or employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Food, Drug, and Cosmetic Act.  If at any time any of the foregoing representations and warranties are no longer accurate, GMN shall immediately notify PDL of such fact.

10.5         Disclaimer.  THE EXPRESS WARRANTIES IN THIS SECTION 10 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND EXCEPT AS SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

11.                               CONFIDENTIAL INFORMATION

11.1         Confidentiality.  PDL agrees to maintain secret and confidential all confidential information that it may acquire or has acquired from GMN under this Agreement (“GMN Confidential Information”), to use the same exclusively as permitted under this Agreement, and to disclose the same only and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.  GMN agrees to maintain secret and confidential all confidential information that it may acquire or has acquired from PDL under this Agreement (“PDL Confidential Information”) and to disclose the same only to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.  The foregoing obligations of this Section 11.1 shall not apply to information which:

11.1.1                  prior to receipt thereof from one Party was in the rightful possession of the recipient Party and at its free disposal, as can be demonstrated by the recipient Party through written evidence;

11.1.2                  is subsequently disclosed to the recipient Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the disclosing Party;

11.1.3                  is or becomes generally available to the public through no act or default of the recipient Party or its Affiliates, employees, contractors, agents, or sublicensees;

11.1.4                  is independently developed by the receiving Party without the benefit of any disclosure hereunder, as demonstrated by documented evidence prepared contemporaneously with such independent development;

11.1.5                  is required to be disclosed by Law, regulation or action of any governmental agency or authority or to comply with the requirements of any securities exchange or to any governmental or Regulatory Authority, provided that the recipient Party shall provide the other Party with prompt written notice of such requirement in order to allow the other Party to limit or prevent disclosure to the extent permitted by applicable Law (and the recipient Party shall reasonably cooperate in such efforts), and provided further that any such information required to be disclosed shall continue to be “Confidential Information” for all other purposes.

11.2                           Publicity.  No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the Parties, without the prior written consent of the other Party whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by law or by the rules or regulations of any stock exchange on which any security of Seller or Buyer is listed for trading (“Stock Exchange”); provided that in such event, the Party issuing same shall still be required to consult with the other Party whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other Party to comment thereon and, after its release, shall provide the other Party with a copy thereof.  Each Party shall use Commercially Reasonable Efforts to provide reasonable advance notice of and to respond to and cooperate with the other Party in connection with any such publicity.  If the Party whose comments are solicited fails to comment within [****]* from the initial consultation with respect to any pending disclosure (or such shorter period of time as may be necessary for the Party proposing to issue such publicity or its Affiliates to avoid a violation of any applicable Law or any rule or regulation of any Stock Exchange). The other Party shall be free to issue its publicity, news release or other public announcement.  If either Party, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the U.S. Securities and Exchange Commission (the “SEC”) or any Stock Exchange, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (or any other related documents) which it intends to file, and will give due consideration to any comments provided by the

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other Party or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC or any applicable Stock Exchange of those sections specified by the other Party or its counsel.

12.                               INDEMNIFICATION.

12.1                           Indemnification by GMN.  GMN shall indemnify and hold harmless PDL and each of its respective employees, officers, directors and agents (each a “PDL Indemnitee”) from and against any Third Party Losses arising out of (a) the breach by GMN of this Agreement, including, without limitation, the breach of any representation, warranty or covenant contained herein; (b) GMN’s gross negligence or willful misconduct in connection with this Agreement, or (c) any Claim that a Product or the production of any Product infringes the Intellectual Property Rights of such Third Party; provided, however, that such indemnification right shall not apply to any Claims or Third Party Losses to the extent directly attributable to the gross negligence or willful misconduct of a PDL Indemnitee, or, for the avoidance of doubt, to the extent such Claims or Third Party Losses arises out of circumstances under which PDL would be obliged to indemnify GMN in accordance with Section 12.2.

12.2                           Indemnification by PDL.  PDL shall indemnify and hold harmless GMN, its Affiliates, and each of their respective employees, officers, directors and agents (each a “GMN Indemnitee”) from and against any Third Party Losses arising out of (a) the breach by PDL of this Agreement, including, without limitation, any representation, warranty or covenant contained herein; (b) any Claim that a Product or the production of any Product infringes the Intellectual Property Rights of such Third Party; (c) any Claim related to [****]*; (e) [****]*; (f) PDL’s gross negligence or willful misconduct in connection with this Agreement; provided, however, that such indemnification right shall not apply to any Claims or Third Party Losses  to the extent directly attributable to the gross negligence or willful misconduct of GMN or GMN’s failure, with respect to Product for which [****]* have been manufactured without failure, to follow the procedures set forth in the Technical Information, or, for the avoidance of doubt, to the extent such Claims or Third Party Losses arises out of circumstances under which GMN would be obliged to indemnify PDL in accordance with Section 12.3.

12.3                           Indemnification Procedures.  Promptly after receipt by a Party seeking indemnification under this Section 12 (an “Indemnitee”) of notice of any pending or threatened Claim against it, such Indemnitee shall give written notice thereof to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Section 12 (the “Indemnifying Party”); provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby.  The Indemnifying Party shall be entitled to participate in the defense of such Claim and, to the extent that it elects within [****]* of its receipt of notice of the Claim from the Indemnitee, to assume control of the defense of such Claim (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnifying Party has asserted a cross claim against the Indemnified Party or a court has otherwise determined that such that joint

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representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend the Indemnitee in such Proceeding) with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such Claim, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnitee for any out-of-pocket costs subsequently incurred by the Indemnitee in investigating or defending such Claim.  No compromise or settlement of any Claim which is to be indemnified may be effected by either Party without the other Party’s written consent, which consent shall not be unreasonably withheld or delayed.

12.4                           Insurance.  During and after the Term, each of GMN and PDL shall have and maintain such type and amounts of liability insurance covering its activities under this Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated.  Each Party shall, upon request of the other Party, provide the requesting Party with a Certificate of Insurance for the foregoing policies of insurance. [****]*.

13.                               TERM AND TERMINATION.

13.1                           Term.  This Agreement shall become effective and the term of this Agreement shall begin upon the Effective Date (for the avoidance of doubt the Parties expressly acknowledge that unless the Closing (as that term is defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement shall have been consummated, this Agreement shall be void and without any force or effect) and shall continue in full force and effect until termination as hereinafter provided in this Section 13 (the “Term”).  In the event that the Purchase Agreement is terminated prior to the Effective Date, this Agreement shall automatically terminate without any further action required by either Party.

13.2                           Termination.  Either Party may terminate this Agreement upon not less than twelve (12) months’ prior written notice to the other Party, provided, however, that such termination shall not be effective prior to the expiration of the Initial Term. Termination in accordance with this Section 13.2 shall not affect the Parties’ obligations in relation to purchase orders already accepted by GMN.

13.3                           Termination for Cause  13.3.1   Either Party may terminate this Agreement upon sixty (60) days written notice to the other if the other Party breaches any term of this Agreement and does not cure such breach within such sixty (60) day period following receipt of such notice, except in the case of a payment default as to which PDL shall have only a [****]* notice and cure period.

13.3.2                  Either Party may terminate this Agreement upon the occurrence of one or more of the following immediately upon written notice to the other Party in the event that:

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(a)                                  the other Party initiates a voluntary proceeding in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or is dissolved, or makes an assignment for the benefit of creditors; or

(b)                                 becomes the subject of an involuntary proceeding under any bankruptcy law or insolvency act or for its dissolution, or a receiver or trustee is appointed for all or substantially all of its property and such proceeding is not dismissed or the receivership or trusteeship is not vacated within ninety (90) days after institution or appointment.

13.4                           Procedure upon Termination or Expiration of Agreement.

13.4.1                  Termination shall not relieve either Party of any obligations (including payment obligations) which have accrued prior to the effective date of such termination.  In the case of any breach of the terms of this Agreement, a decision not to terminate does not reduce or eliminate any recourse otherwise available to either Party.

13.4.2                  Upon any termination of this Agreement, PDL shall reimburse GMN for the cost of any inventory of Product, or Raw Materials or other supplies or services purchased or irrevocable committed to by GMN for producing the Product to the extent (i) GMN or its Affiliates reasonably acquired and held such inventory or purchased or committed to such services consistent with accepted purchase orders, and (iii) with respect to inventory, GMN delivers (at PDL’s cost) such inventory to PDL.

13.4.3                  At PDL’s request following the service of any notice of termination by PDL or GMN, GMN shall use its Commercially Reasonable Efforts to provide such services as PDL may reasonably request in respect of the transfer of the manufacturing of the Products to PDL or its designee, but subject always to:

(a)                                  payment of a transfer fee of $[****]* per Product for the transfer of which GMN’s services are required plus the reimbursement by PDL of [****]* of GMN’s Fully Burdened Costs in providing such services in accordance with Section 7; and

(b)                                 nothing in this Section 13.4.3 shall require GMN to assign or to license to PDL any Intellectual Property Rights owned or controlled by GMN, except as required b y Section 10.2.

13.5                           Survival.  Except as expressly provided herein, Sections [****]* and [****]*, and any other provisions hereof which by their nature are intended to survive expiration or early termination shall survive the expiration of the Term or any termination of this Agreement, provided that [****]* shall survive for a period of [****]*.

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14.                               LIMITATION OF LIABILITY.

EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR WITH RESPECT TO ANY INDEMNIFICATION OBLIGATION OWED WITH RESPECT TO A THIRD PARTY LOSS (BUT NOT OTHER LOSS), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE TOTAL LIABILITY OF GMN FOR ANY LOSS OR DAMAGE SUFFERED BY PDL AS A RESULT OF ANY BREACH OF THIS AGREEMENT OR OF ANY OTHER LIABILITY OF GMN, AS APPLICABLE (INCLUDING WITH RESPECT TO ANY INDEMNIFICATION OBLIGATION OWED HEREUNDER) SHALL BE LIMITED TO THE SUM OF US$[****]*, EXCEPT THAT THE TOTAL LIABILITY OF GMN SHALL BE LIMITED TO THE GREATER OF (A) US$[****]* OR (B) [****]* IN THE EVENT THAT SUCH LIABILITY IS DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GMN; AND EXCEPT THAT THE TOTAL LIABILITY OF GMN SHALL BE LIMITED TO THE SUM OF US$[****]* TO THE EXTENT THAT SUCH LIABILITY IS DUE TO GMN’S FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN THE TECHNICAL INFORMATION AFTER [****]* SUCCESSFUL BATCHES, OTHER THAN NON-MATERIAL DEVIATIONS FROM THE TECHNICAL INFORMATION.

15.                               DISPUTE RESOLUTION.

This Agreement shall be deemed to have been made in the State of New York and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.  Disputes arising out of, relating to or in connection with this Agreement, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by a single arbitrator in a binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”).  Upon receipt of written notice of the existence of a dispute by one Party hereto to the other, the Parties shall, within thirty (30) days conduct a meeting of one or more senior executives of each Party, with full settlement authority, in an attempt to resolve the dispute.  Each Party shall make available appropriate personnel to meet and confer with the other Party reasonably within the 30-day period.  Upon the expiration of the 30-day period, or upon the termination of discussions between the senior executives, either Party may elect arbitration of any dispute by written notice to the other (the “Arbitration Notice”).  The  arbitration shall be held in Minneapolis, Minnesota before one (1) arbitrator from JAMS having substantial experience as a jurist and mediator with significant disputes in the biotechnology and/or pharmaceuticals industry selected by the mutual agreement of GMN and PDL; provided, however, that if such Parties cannot agree on an arbitrator within thirty (30) days of the Arbitration Notice, either Party may request JAMS select the arbitrator, and JAMS shall select an arbitrator pursuant to the procedure set out by the JAMS rules, provided, however, that the arbitrator selected be a former judge with at least fifteen (15) years experience addressing as a jurist and/or mediator significant disputes in the biotechnology and or

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pharmaceutical industry.  The arbitration shall be administered by JAMS pursuant to its AAA Rules.  Judgment on the arbitration award may be entered in any court having jurisdiction.  The arbitrator may, in the arbitration award, allocate for payment by the non-prevailing Party all or part of the costs of the arbitration, including fees of the arbitrator and the reasonable attorneys’ fees and costs incurred by the prevailing Party.  This Section shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  In respect of any actions for injunctive or other equitable relief hereunder, any action or proceeding may be brought against any Party in the state and federal courts located in the city of Minneapolis, Minnesota and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

16.                               MISCELLANEOUS.

16.1                           Unenforceability.  Both Parties hereby expressly state that it is the intention of neither Party to violate any Law.  If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties.

16.2                           No Waiver.  The failure by either Party to take any action or assert any right hereunder shall in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.

16.3                           Drafting.  This Agreement shall not be construed more strictly against one Party than the other because it may have been drafted by one of the Parties or its counsel, each Party having contributed through its counsel substantially and materially to the negotiation and drafting thereof.

16.4                           Assignment.  This Agreement and the Parties’ rights and obligations hereunder shall not be assignable except with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) GMN may transfer to any Affiliate all or part of its obligations hereunder without the consent of PDL, and (b) PDL may assign this Agreement to an Affiliate or to a Third Party that acquires all or substantially all of the assets of PDL related to this Agreement or one or more Products, whether by sale, merger, consolidation, acquisition, transfer, operation of Law or otherwise, without the consent of GMN [****]*.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

16.5                           Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among any of the Parties.  Except as otherwise provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other Party.  No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by such Party.

16.6                           Notices.

16.7                           All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section), other than notices and communications related to technical and manufacturing matters, which shall be sent to the responsible persons identified in the Technical Agreement:

If to PDL:	If to GMN:

PDL BioPharma, Inc.	Prior to the Effective Date:
Attention: General Counsel	GMN, Inc.
1400 Seaport Boulevard	Attention: President
Redwood City, CA 94063	c/o Genmab, Inc.
Facsimile: 650-454-1468	457 North Harrison Street
E-mail: francis.sarena@pdl.com	Princeton, NJ 08540
Facsimile: +1 609-430-2482

with a copy to: (not to constitute notice)

DLA Piper US LLP	After the Effective Date:
Attention: Howard Clowes	GMN, Inc.
153 Townsend Street, Suite 800	Attention: President
San Francisco, CA 94107-1957	9450 Winnetka Avenue N
Facsimile: 415- 659-7410	Brooklyn Park, MN 554443
E-mail: howard.clowes@dlapiper.com
with copies at all times to: (not to constitute notice)

Lisa Drakeman, President
Genmab A/S
c/o Genmab, Inc.
457 North Harrison Street
Princeton, NJ 08540
Facsimile: +1 609-430-2482

16.8                           Entire Agreement; Amendments.  This Agreement and its Annexes contain the entire understanding between the Parties relating to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties relating to such subject matter and to the extent relating to Product.  No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

16.9                           Force Majeure.  If and to the extent that either Party is prevented or delayed by a Force Majeure Event which is not reasonably preventable by taking industry standard precautions (provided that such industry standard precautions shall not require GMN to have Product manufactured at other facilities or by a third party manufacturer) from performing any of its obligations under this Agreement and promptly so notifies the other Party, specifying the matters constituting a Force Majeure Event together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its best endeavours to resume full performance thereof, provided that if the Force Majeure Event continues for a period of [****]* days or more following notification, the Party not affected by the Force Majeure Event may terminate this Agreement by giving not less than [****]* days prior notice to the other Party and the provisions of Section 13.4 shall then apply.

16.10                     Headings.  The captions to the Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

16.11                     Counterparts.  This Agreement may be executed in counterparts and each such counterpart shall be deemed an original hereof.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this CLINICAL DRUG SUBSTANCE SUPPLY AGREEMENT with effect from the Effective Date.

GMN, INC.

By:	/s/ Torben Lund-Hansen
Name:	Torben Lund-Hansen
Title:	President

PDL BIOPHARMA, INC.

By:	/s/ Andrew Guggenhime
Name:	Andrew Guggenhime
Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE

TECHNICAL AGREEMENT

ANNEX A

PRODUCTS

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

ANNEX B

PRODUCT SPECIFICATIONS AND TECHNICAL INFORMATION

[****]* Specifications

1.0                                Formulated Drug Substance

1.1 Formulated Drug Substance Profile

[****]*

1.1.1      [****]*

1.1.2      Manufacturer and Location

[****]*

1.1.3      Formulation

[****]*

1.1.4      Container Closure System

[****]*

1.1.5      Storage Conditions

[****]*

1.1.6      Shelf Life / Retest Date

[****]*

1.2         Shelf Life / Retest Date

[****]*

Table 1: Required Testing for Identity and for the Presence of Adventitious Agents

[****]*

1.3         Formulated Drug Substance Manufacture

[****]*

1.3.1      List of Raw Materials / Components

[****]*

1.3.2      Specifications Product

[****]*

Production and control related documents

[****]*

1.3.3      Quality Control Requirements

[****]*

Table 2: [****]* Specification & Test

[****]*

Table 3: Drug Substance In-Process Controls

[****]*

1.3.4      [****]* Storage Conditions

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

[****]*

1.3.5      Other Documentation

[****]*

2.0                                Finished Drug Product

2.1         Finished Drug Product Profile

[****]*

2.1.1      Formulation

[****]*

2.1.2      Container Closure System

[****]*

2.1.3      Storage Conditions

[****]*

2.2         Storage Conditions

[****]*

Table 4: Raw Material/Component List and Procedures

[****]*

2.2.1      Product Specification

[****]*

2.2.2      Quality Control

[****]*

Table 5: [****]* Specification and Test Methods

[****]*

Table 6: [****]* Drug Product In-Process Controls

[****]*

2.2.3      Storage Conditions

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

[****]* Specifications

.1.0                             Formulated Drug Substance

1.1  Formulated Drug Substance Profile

[****]*

1.1.2  Manufacturer and Location

[****]*

1.1.3  Formulation

[****]*

1.1.4  Container Closure System

[****]

1.1.5  Storage Conditions

[****]*

1.1.6  Shelf Life / Retest Date

[****]*

1.2  Cell Bank Manufacture

[****]*

Table 1: Required Testing for Identity and for the Presence of Adventitious Agents

[****]*

1.3         Formulated Drug Substance Manufacture

1.3.1 List of Raw Materials / Components

[****]*

1.3.2      Product Specifications

[****]*

Quality Control Requirements

[****]*

Table 2: [****]* Specification & Test

[****]*

Table 3: [****]* Specification & Test

[****]*

Table 4: Drug Substance In-Process Controls - [****]*

[****]*

Table 5: Drug Substance In-Process Controls - [****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

[****]*

1.3.3  Storage Conditions

[****]*

1.3.4      Other Documentation

[****]*

2.0           Finished Drug Product

2.1  Finished Drug Product Profile

[****]*

2.1.2      Formulation

[****]*

2.1.3  Container Closure System

[****]*

2.1.4  Storage Conditions

[****]*

2.2 Drug Product Manufacture

[****]*

Table 6: Raw Material/Component List and Procedures, [****]*

[****]*

Table 7: [****]* Material/Com

[****]*

2.2.2  Product Specification

[****]*

2.2.3 Quality Control

[****]*

Table 8: [****]* Specification and Test Methods

[****]*

Table 9: [****]* Specification and Test Methods

[****]*

Table 10: [****]*, In-Process Controls

[****]*

Table 11: [****]*, In-Process Controls

2.2.4      Storage Conditions

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

[****]* Specifications

1.0           Formulated Drug Substance

1.1          Formulated Drug Substance Profile

[****]*

1.1.2        Manufacturer and Location

[****]*

1.1.3        Formulation

[****]*

1.1.4        Container Closure System

[****]*

1.1.5         Storage Conditions

[****]*

1.1.6        ShelfLife/RetestDate

[****]*

1.2           Cell Bank Manufacture

[****]*

Table 1: Required Testing for Identity and for the Presence of Adventitious Agents

[****]*

1.3           Formulated Drug Substance Manufacture

1.3.1 List of Raw Materials / Components

[****]*

1.3.2        Product Specifications

[****]*

1.3.3  Quality Control Requirements

[****]*

Table 2: [****]* Specification & Test

[****]*

Table 3: Drug Substance In-Process Controls

[****]*

1.3.4        Storage Conditions

[****]*

1.3.5        Other Documentation

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

2.0           Finished Drug Product

2.1           Finished Drug Product Profile

[****]*

2.1.2        Formulation

[****]*

2.1.3        Container Closure System

[****]*

2.1.4        Storage Conditions

[****]*

2.2           Drug Product Manufacture

[****]*

Table 4: Raw Material/Component List and Procedures

[****]*

2.2.2        Product Specification

[****]*

2.2.3        Quality Control

[****]*

Table 5: [****]* Specification and Test Methods

[****]*

Table 6: [****]* In-Process Controls

[****]*

2.2.4 Storage Conditions

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

[****]* Specifications

1.0           Formulated Drug Substance

1.1           Formulated Drug Substance Profile

[[****]*

1.1.2        Manufacturer and Location

[****]*

1.13         Formulation ([****]*)

[****]*

1.1.4        Container Closure System

[****]*

1.1.5        Storage Conditions

[****]*

1.1.6        Shelf Life / Retest Date

[****]*

1.2           Cell Bank Manufacture

[****]*

Table 1:  Required Testing for Identity and for the Prescence of Adventitious Agents

[****]*

1.3           Formulation Drug Substance Manufacturer

1.3.1 List of Raw Materials / Components

[****]*

1.3.2        Product Specifications

[****]*

1.3.3        Quality Control Requirements

[****]*

Table 2:     [****]* Specification and Test Methods

[****]*

Table 3: [****]*Drug Substance In-Process Controls

[****]*

1.3.4        Storage Conditions

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

1.3.5        Other Documentation

[****]*

2.0           Finished Drug Product

2.1           Finished Drug Product Profile

[****]*

2.1.2        Formulation

[****]*

2.1.3        Container Closure System

[****]*

2.1.4        Storage Conditions

[****]*

Table 4: [****]* Raw Material/Component List

[****]*

2.2.2        Product Specification

[****]*

2.2.3        Quality Control

[****]*

Table 5:  [****]* Specification and Test Methods

[****]*

Table 6: [****]*In-Process Controls

[****]*

2.2.4  Storage Conditions

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

ANNEX C

FORM OF PURCHASE ORDER

PURCHASE ORDER NO

PDL hereby places Purchase Order No. [      ] pursuant to Section 3.1 of the Clinical Drug Substance Supply Agreement effective as of the Effective Date by and between Genmab MN, Inc. (formerly, GMN, Inc.) and PDL BioPharma, Inc. (the “Agreement”), as follows:

Product:

Number of batches:

Batch #	Scale	Out of Freeze Date	Estimated delivery date

This Purchase Order is subject to the terms and conditions of the Agreement.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.  In the event of a conflict between the provisions of this Purchase Order and the Agreement, the Agreement shall govern.

Comments:

Product shall be prepared in accordance with the Specifications.

[...]

PDL BioPharma, Inc.

Name:

Print Name:

Date:

Accepted by Genmab MN, Inc.

Name:

Print Name:

Date:

ANNEX D

TECHNICAL AGREEMENT

TECHNICAL AGREEMENT

between

GMN, Inc.

c/o Genmab, Inc.

457 North Harrison Street, Princeton, NJ 08540

- hereinafter referred to as “GMN” -

and

PDL BioPharma Inc.,

1400 Seaport Boulevard, Redwood City, CA  94063

- hereinafter referred to as “PDL” -

Whereas this Technical Agreement forms an integral part of that certain Clinical Drug Substance Supply Agreement effective as of the Effective Date between the Parties (“CDSSA”), pursuant to which the Parties wish to contract with each other with respect to the manufacture and quality control of certain humanized antibody products;

Whereas the Parties are aware of the fact that abidance to generally accepted pharmaceutical principles and rules in the production, manufacture and quality control of humanized antibody products as well as the pharmaceutical-technical quality of said products are of vital importance;

Whereas the parties intend to determine their obligations and responsibilities with regard to their co-operation in manufacturing and controlling pharmaceutical products recognizing that it is imperative to clearly define the responsibilities of each party and to define, in particular, the observance of GMP as defined in the CDSSA.

Now, therefore, for and in consideration of the above-described recitals, the mutual promises and covenants of the parties hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto (the “Parties”), intending to be legally bound, enter into the agreements contained herein:

1.             Subject of this Agreement

1.1           This Technical Agreement is an Annex to that certain CDSSA concerning the production of the Products at the Facility in order to supply PDL with Products for its clinical development programs.

1.2           All defined terms within the CDSSA shall, unless specifically stated otherwise, have the same meaning when used in this Technical Agreement.

1.3           The obligations and responsibilities of each Party hereto with regard to the manufacture and quality control of the Products are specified in Annex 1 hereto.

1.4           The names of contact persons are listed in Annex 2 hereto.

1.5           The Technical Information necessary for proper manufacture, quality control and storage of the Products are supplied by PDL.

2.             Manufacturing, Quality Control

Subject to the terms of the CDSSA, the Parties shall ensure that the Products are manufactured and quality controlled in compliance with the Technical Information, the Specifications, GMP and applicable Laws.

Appendix 1 contains a detailed outline of the duties and obligations of GMN and PDL with respect to manufacture and quality control.

3.             Changes, Deviations

Any changes or deviations from the content of the Technical Information may be performed only after prior written approval by PDL. GMN will undertake the following items:

•      Evaluate and define follow up actions and final approval of deviations and failure investigations

•      Notify PDL of all critical deviations within [****]* of the event being assigned as critical, or in emergency situations where prior notice is not practicable, within [****]* after such deviation.  (A critical deviation is defined as one which may affect Product quality or requires additional processing steps, testing or monitoring to ensure Product quality is not affected)

•      Provide a list of all other Product related deviations with the consolidated Batch Record

•      Notify PDL of failed runs within [****]* of failure being identified

•      Notify PDL of any events which may materially impact batches previously shipped as soon as possible after the event has been identified.

4.             Responsible Persons

Either Party shall notify the other of the persons responsible for the manufacturing and/or the quality control of the Products, such persons to meet legally required qualifications, and shall keep the other Party informed of changes in such persons.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

5.             Product Release

Complete copies of the completed Batch Record, along with supporting documents (including in-process and raw material test results and product release results) produced in accordance with current procedures, as requested by PDL, will be provided by GMN to PDL within [****]* after final release of Product. GMN shall furnish PDL for each batch of the corresponding Product with a certificate of analysis, a certificate of conformance and, on request of PDL, with samples and further information and documentation regarding the manufacture and quality control of the Products.  The certificate of analysis shall be signed by the person responsible for the release of the Product.  The certificate of analysis and certificate of conformance shall serve as evidence for the proper release of such batch and shall state that the Product meets the Specifications and was manufactured in accordance with GMP. The certificates may be electronically signed.

Annex 2 specifies the responsibilities in relation to release of Products.

6.             Facilities and Inspections

GMN shall permit PDL authorized representatives, during normal working hours and upon reasonable written notice to GMN to (a) inspect that portion of its facilities utilized and records maintained for the manufacture, preparation, processing, storage or quality control of any Product and (b) be on-site at GMN during the manufacture of Product.  PDL’s authorized representatives shall be accompanied by personnel of GMN at all times, shall be qualified to conduct such manufacturing audits or be present during manufacturing, and shall comply with all applicable rules and regulations relating to facility security, health and safety.  PDL shall ensure that such authorized representatives conduct each manufacturing audit and site visit in such a manner as to not interfere with the normal and ordinary operation of GMN.  PDL acknowledges and agrees that it shall remain fully liable to GMN in respect of any negligent acts or omissions of its authorized representatives during the conduct of such audits or site visits.  PDL’s audit rights shall be limited as follows: (i) [****]* without cause, (ii) [****]* per batch of Products without cause, and (iii) [****]* audits per year for cause.

GMN shall make its facilities available for inspection by representatives of Regulatory Authorities in compliance with all applicable Laws.  GMN will, to the extent permitted by applicable Laws, promptly, and in any event within [****]*, notify PDL in writing of its receipt of any correspondence, notice or any other indication whatsoever of any FDA or other Regulatory Authority inspection, investigation or other inquiry, or other notice or communication from any Regulatory Authority of any type, that could reasonably be expected to affect the continuity of supply of Product to PDL hereunder in a material way.  Such notice shall include a copy of any related correspondence.  PDL shall have the right to be present at the inspection as permitted by applicable Law.  PDL’s representative shall not interact with the Regulatory Authorities during such inspection unless permitted by GMN.

GMN shall provide written notice to PDL of any use of animal-sourced raw materials in the Facility (such as, without limitation, serum, BSA, etc.).  GMN shall also provide written notice of any observed “in-process” contamination within the Facility (such as, without limitation, microbial, mycoplasma, spiroplasma, virus), or during tests of cell banks or EPC tests of

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

material manufactured at the Facility, provided that such notification shall only be made in those cases where such contamination has not been previously disclosed in the environmental reports provided to PDL.

7.             Drug Safety, Complaints

Subject to applicable Law, GMN shall promptly inform PDL, and vice-versa, on any peculiar event, finding and/or complaint which may have a bearing on drug safety or pharmaceutical quality in relation to the Products, and supply all necessary information and co-operation for the investigation of such events.  In cases where patient or investigative staff safety may be concerned, GMN shall inform PDL immediately by telephone and in writing, and vice-versa.

8.             Validations

GMN is responsible for providing validated or qualified equipment, facilities and utilities for the manufacture of the Products per GMP.

9.             Miscellaneous

This Agreement and its annexes supplement the CDSSA and the provisions of the CDSSA are hereby incorporated by reference.  To the extent that any inconsistencies exist between the quality and GMP contents of this Technical Agreement and the CDSSA, the stipulations in this Technical Agreement shall prevail. In all other matters the CDSSA shall prevail.

10.           Term, Termination, Effects Upon Termination

This Agreement shall enter into force upon signature by the last Party to do so and shall remain valid for an indefinite period of time.  Either Party shall be entitled to terminate this Agreement according to the CDSSA.

In Witness whereof this Technical Agreement has been duly executed in two originals.

GMN INC.

By:
Name:
Title:

PDL BIOPHARMA INC.

By:
Name: L. Patrick Gage
Title: Chief Executive Officer

Annex 1

Responsibilities

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

Annex 2

Key Contacts

GMN [Name] Inc	Name	Contact Details

Project Manager	[****]*	[****]*

Analytical Development	[****]*	[****]*

Process Technology	[****]*	[****]*

QA and Regulatory	[****]*	[****]*

PDL BIOPHARMA INC.	Name	Contact Details

Analytical and Process Development	[****]*	[****]*

QA and Regulatory Affairs	[****]*	[****]*

Others (please specify)	[****]*	[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

ANNEX E

PRELIMINARY PURCHASE PRICE

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

ANNEX F

STABILITY TESTING

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

ANNEX G

PDL-PROVIDED MATERIALS

[****]*

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.